Exhibit 99.6

Scottish Power plc (the “Company”)

FORM OF PROXY FOR THE

EXTRAORDINARY GENERAL MEETING ON 30 MARCH 2007

For use by shareholders of Scottish Power plc

Reference Number Card I.D. Account Number

You can submit your proxy electronically at www.sharevote.co.uk using the above numbers.

Please read the instructions below and on the separate ‘Instructions for Form of Proxy for the Extraordinary General Meeting’ before completing this Form of Proxy.

I/We hereby appoint the Chairman of the Extraordinary General Meeting OR the following person (the proxy need not be a member of the Company):

Insert the name of your proxy in BLOCK CAPITALS as my/our proxy to attend and, on a poll, vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company to be held at 11.10 a.m. on 30 March 2007 (or as soon thereafter as the Court Meeting shall have concluded or been adjourned) at the Crowne Plaza, Congress Road, Glasgow G3 8QT and at any adjournment thereof.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote.

The ‘vote withheld’ option is provided to enable you to abstain on the resolution. However, it should be noted that a ‘vote withheld’ is not a vote in law and will not be counted in the calculation of the proportion of the votes ‘For’ and ‘Against’ the resolution.

Vote Special Resolution: For Against withheld

Approval of:

(i) the Scheme of Arrangement;

(ii) the reorganisation of the Company’s share capital;

(iii) the Capital Reduction and the issue of New ScottishPower Shares to Iberdrola provided for in the Scheme of Arrangement; and (iv) amendments to the Articles in accordance with the Scheme of Arrangement and in the manner described therein. Date: Please sign here:

The proxy is to vote as instructed in respect of the resolution specified above. In the absence of instructions the proxy may vote or abstain as he or she thinks fit on the resolution specified above and, unless instructed otherwise, on any other business (including amendments to the resolution) which may come before the Extraordinary General Meeting or any adjournment of it.

Any alterations to this Form of Proxy should be initialled by the person who signs it.

If you complete and return this Form of Proxy this will not prevent you from attending in person and voting at the Extraordinary General Meeting should you subsequently decide to do so.

Please return this Form of Proxy. When you have completed and signed this Form of Proxy, please detach it and return it to the Company’s Registrars, Lloyds TSB Registrars, at The Causeway, Worthing, West Sussex BN99 6AX. To be valid, the Form of Proxy must be received no later than 11.10 a.m. on 28 March 2007 (or, if the meeting is adjourned, no later than 48 hours before the time appointed for the adjourned meeting).

1837-034-6

Printed by RR Donnelley 84735

RESPONSE SERVICE NO.

Licence No SEA 7147

Lloyds TSB Registrars The Causeway Worthing BN99 6AX